UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 12, 2011

Fabrinet

(Exact name of registrant as specified in its charter)

Cayman Islands	001-34775	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Walker House

87 Mary Street

George Town

Grand Cayman

KY1-9005

Cayman Islands

(Address of principal executive offices, including zip code)

+66 2-524-9600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 12, 2011, Fabrinet (“Fabrinet”) and Fabrinet Company Limited, a corporation organized under the laws of Thailand and a wholly-owned subsidiary of Fabrinet, entered into a facility agreement (the “Facility Agreement”) with TMB Bank Public Company Limited (the “Bank”). On the same date, the parties also executed a General Terms and Conditions of Facility that qualifies the terms of the Facility Agreement. All references to the Facility Agreement are qualified by reference to the General Terms and Conditions of Facility.

Under the terms of the Facility Agreement, the Bank is providing Fabrinet with the following credit facilities: (1) a term loan facility for up to Thai Baht 960 million (equal to $30 million), (2) a hedging facility for currency swaps with a notional amount of $30 million (the “Hedging Facility”), and (3) a settlement limit of Thai Baht 65 million, subject to certain terms and conditions as set forth therein.

The proceeds from the term loan must be used exclusively to construct Fabrinet’s new building located at Soi Khunpra, Phaholyothin Road, Klongneung, Klongluang Patumthanee in Thailand (which Fabrinet refers to as Pinehurst Building Six). The term loan is scheduled to be drawn dawn according to the following schedule: (1) $2 million on June 15, 2011, (2) $4 million on September 15, 2011, (3) $12 million on December 15, 2011 and (4) $12 million on March 15, 2012. The interest rate on the term loan is 5.28% per annum. Borrowings under the term loan are scheduled to be repaid on a quarterly basis between September 2011 and March 2017.

The Facility Agreement requires Fabrinet to maintain a maximum debt to equity ratio and a minimum interest coverage ratio during the term of the facility. In addition, the Facility Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the ability of Fabrinet and its subsidiaries to, among other things, make any material change to their businesses, grant liens on property, enter into mergers, dispose of assets, reduce their registered capital or repay loans or lend money to affiliates, in each case subject to customary exceptions for a facility of this size and type. The facility also contains a covenant that David Thomas Mitchell, the Chief Executive Officer of Fabrinet, will maintain a specified amount of shareholdings in Fabrinet during the term of the facility.

The facility includes customary events of default that include, among other things, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, cross default to other indebtedness, bankruptcy and insolvency events and the occurrence of a material event that could adversely affect Fabrinet’s business or ability to repay any amounts due to the Bank. The occurrence of an event of default could result in the acceleration of the obligations under the Facility Agreement.

On May 12, 2011, Fabrinet also entered into a Confirmation for Cross Currency Swap Transaction (“Confirmation”) under the Hedging Facility with the Bank, pursuant to which the Bank will make quarterly fixed rate payments to Fabrinet on the notional currency amounts specified on Appendix A to the Confirmation (the “Notional Amounts”) in Thai Bhat at an interest rate of 5.28% while Fabrinet will make quarterly floating rate payments at U.S. LIBOR plus 2.8% per annum to the Bank on the Notional Amounts specified in Appendix A in U.S. dollars. In addition, on the final exchange dates specified in the Confirmation, Fabrinet will on each date pay to the Bank the U.S. dollar amount specified on Appendix A while the Bank will pay to Fabrinet the Thai Bhat amount specified on Appendix A for that date. The Notional Amounts for determining the quarterly payments in U.S. dollars commence at $2 million on June 15, 2011, increase to $30 million by March 15, 2012, and then decline over time to $1.5 million by December 15, 2016. The Confirmation is governed by the provisions of the 2002 ISDA Master Agreement (Multicurrency-Cross Border).

The Bank has provided, and in the future may provide, credit, banking currency and related services to the Company, for which it has received, and in the future may receive, compensation from the Company for these services.

The Facility Agreement is attached hereto as Exhibit 10.1. The General Terms and Conditions are attached hereto as Exhibit 10.2. The Confirmation is attached hereto as Exhibit 10.3. The above descriptions are qualified in their entirety by reference to such exhibits.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description
10.1	Facility Agreement between TMB Bank Public Company Limited, Fabrinet and Fabrinet Company Limited, dated May 12, 2011.
10.2	General Terms and Conditions of Facility between TMB Bank Public Company Limited, Fabrinet and Fabrinet Company Limited, dated May 12, 2011.
10.3	Confirmation for Cross Currency Swap Transaction between TMB Bank Public Company Limited, Fabrinet and Fabrinet Company Limited, dated May 12, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FABRINET

By:	/s/ Mark J. Schwartz
Mark J. Schwartz Executive Vice President, Chief Financial Officer and
Secretary

Date: August 16, 2011

EXHIBIT INDEX

Exhibit No.	Description
10.1	Facility Agreement between TMB Bank Public Company Limited, Fabrinet and Fabrinet Company Limited, dated May 12, 2011.
10.2	General Terms and Conditions of Facility between TMB Bank Public Company Limited, Fabrinet and Fabrinet Company Limited, dated May 12, 2011.
10.3	Confirmation for Cross Currency Swap Transaction between TMB Bank Public Company Limited, Fabrinet and Fabrinet Company Limited, dated May 12, 2011.